Exhibit 99.04

A Record Number Of Daily Visitors Come To Pazoo.com Reaching A Monthly Run Rate Of 3,000,000 For The First Time

Whippany NJ, April 29, 2014 Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to report that the joint internal and external marketing efforts are having a dramatic effect to the branding of www.pazoo.com. The number of daily visitors to www.pazoo.com has topped 100,000 daily visitors as reported by our online tracking system.  Pazoo engaged a strong outsourced team that has been combined with Pazoo’s in-house writers and social media teams for a large-scale social media/traffic drive to www.pazoo.com that started three weeks ago.

Pazoo made very extensive changes to the website during the first quarter of 2014 specifically to make the viewing experience on www.pazoo.com as informative, pleasant and exciting as possible. Also, these changes were made so that Pazoo.com could handle, without incident, any and all dramatic increases to content and traffic. By positioning the website this way, the Company is able to garner the full revenue increases experienced. The Earnings/CPM (per thousand page views) has also steadily increased proving the high quality of content and visitors on www.pazoo.com.

CEO of Pazoo, Inc., David Cunic stated, “We have assembled a very strong internal/external marketing team and we will constantly be expanding and growing this team moving forward. We are now scheduling several new online events to brand the Pazoo name and website. Additionally, we are also targeting several health and wellness forums, conferences, benefits, and the like, to physically meet and greet the public. Lastly, Pazoo will begin releasing several new branded Pazoo products for sale to the public in the very near future.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

SafeHarbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: April 29, 2014